CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Bank of North Carolina, as successor by merger

   to First Trust Bank

We consent to the incorporation by reference in this Current Report on Form 8-K and in the Registration Statements of BNC Bancorp (Forms S-8 File Nos. 333-139733, 333-156067, 333-183921 and 333-183922 and Forms S-3 Nos. 333-150160, 333-168913, 333-169567, 333-182848 and 333-182994) of our report dated March 22, 2012, with respect to the statements of financial condition of First Trust Bank as of December 31, 2011 and 2010, and the related statements of operations, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three year period ended December 31, 2011.

/s/ Dixon Hughes Goodman LLP

Charlotte, North Carolina

December 4, 2012